EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President, Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Previews Third Quarter Results

PLANO, TX (October 14, 2003) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) today announced that it expects its financial results for the third quarter ended September 30, 2003, to reflect an increase of approximately $50 million pre-tax to the estimated allowance for doubtful accounts on its balance sheet, resulting in an after-tax impact of approximately $(0.41) per diluted share. The Company expects to include an identical increase to the provision for doubtful accounts on its income statement.

Triad’s policy is to record its accounts receivable at the estimated net realizable amount. The Company maintains allowances for doubtful accounts for estimated losses resulting from payers’ inability to make payments on accounts. Triad estimates these allowances based on historical net write offs of uncollectible accounts. Its policy is to write off accounts after all collection efforts have failed, typically no longer than one year after the date of discharge. If payers’ ability to pay deteriorates, additional allowances may be required.

Under this policy, the Company has historically estimated its allowance primarily using a “look back” method. Under the “look back,” the Company reviews the 12-month actual write off experience of its hospitals each quarter and maps that experience onto the current book of accounts receivable. In addition to the “look back,” the Company uses other tools to test the allowance, including analyses of net to gross accounts receivable; days in accounts receivable; provision for doubtful accounts as a percent of net revenues; aged accounts receivable by payer; and cash collections of uninsured receivables.

The “look back” historically has provided an adequate estimate of the required allowance. For the third quarter, however, the Company expects to augment the results of its “look back” analysis with an additional allowance to reflect recent changes in cash collections related to uninsured receivables. First, based solely on the “look back,” the Company expects to record an adjustment of approximately $36 million, which reflects the high end of its calculated “look back” range. Then, the Company expects to record an incremental adjustment of approximately $14 million to reflect growth in uninsured receivables and deterioration in the collectibility of those uninsured receivables. The Company believes the resulting total adjustment to the allowance of approximately $50 million is reasonable given current business trends and economic conditions.

“The national healthcare environment has changed,” said James D. Shelton, Triad Chairman and CEO. “A weak job market and rising healthcare costs have led to growth in the number of uninsured patients and an increase in insurance co-payments and deductibles. At Triad, during 2003, our ‘self-pay’ revenues have grown significantly, both in absolute dollars and as a percent of our total gross revenues. Our ‘self-pay’ receivables have grown by approximately $40 million, from 38% to 41% of total billed hospital operations receivables. At the same time, these ‘self-pay’ receivables are at greater risk of non-collection.”

“We have been effective in collecting our insurance receivables,” added Mr. Shelton. “Cash collections have been greater than revenues, net of the provision for doubtful accounts; cash flows from operations have improved; and our overall days in accounts receivable have dropped. However, due to the growth in uninsured accounts, our allowance for doubtful accounts (from hospital operations) has remained relatively constant as a percent of our receivables since 2000. Moreover, our successful insurance collections have actually contributed to the increase in uninsured patient accounts as a percent of total receivables.”

For the third quarter of 2003, the Company expects to report diluted earnings per share (“EPS”) of $0.09-0.14, including the approximately $(0.41) adjustment.

Also for the third quarter of 2003, the Company expects to report an increase in same-facility inpatient admissions of approximately 2.5-3.0% and in same-facility revenues of approximately 9.0-10.0%, both over the same period a year earlier. Same-facility statistics include MountainView Regional Medical Center in Las Cruces, NM, which opened in August 2002.

For the fourth quarter of 2003, the Company expects preliminarily that its provision for doubtful accounts in the income statement will be 9.0-9.5% percent of net revenues. For 2004, the Company plans to introduce a new charity care policy that is expected to reduce the provision for doubtful accounts to less than 9.0% of net revenues but simultaneously reduce net revenues by a similar amount, with no significant net impact expected on EPS.

The Company expects to issue new guidance for diluted EPS for 2003 and 2004 following completion of its strategic planning and budgeting for 2004. The Company is withdrawing its previously issued guidance pending further evaluation of collectibility of uninsured accounts and possible adjustments to other elements of its operations.

“We remain optimistic about the Company’s long term financial performance, despite the increased allowance for doubtful accounts and uncertainty about near term collections,” said Mr. Shelton. “In the longer term, we expect to adapt to the new environment by adjusting other elements of our operations in order to overcome the collection challenge, meet our financial objectives, and continue accomplishing our mission of providing quality healthcare to the communities we serve.”

Triad will conduct a conference call at 9:30 am Eastern Time (8:30 am Central Time) tomorrow, Wednesday, October 15, 2003, to discuss this announcement. To listen to the call, please call (719) 457-2661 or (800) 946-0785, confirmation code 163163. This conference call will be simulcast on the Internet via the Triad Web site at www.triadhospitals.com. A recorded replay of the call will be available for 14 days at (719) 457-0820 or (888) 203-1112, confirmation code 163163.

Triad plans to report its financial results for the third quarter on Monday, October 27, 2003, and will host a conference call at 10:00 am Eastern Time (9:00 am Central Time) that day to discuss the results.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. Upon closing of a pending acquisition of 4 hospitals, the Company will have 55 hospitals (including two under construction) and 14 ambulatory surgery centers in 17 states with approximately 9,610 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.